Exhibit (1)(i)

TD WATERHOUSE FAMILY OF FUNDS, INC.

ARTICLES SUPPLEMENTARY

        TD Waterhouse Family of Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

        FIRST: Under a power contained in Article V of the charter (the “Charter”) of the Corporation, the Board of Directors of the Corporation, by resolutions duly adopted, classified and designated 25,000,000,000 authorized but unissued shares of Money Market Portfolio - Investor Class, a series of Common Stock, par value $.0001 per share (the “Common Stock”), of the Corporation, as shares of Money Market Portfolio - Premium Class, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of the other series of Common Stock, as set forth in the Charter.

        SECOND: The shares the Money Market Portfolio - Premium Class described above have been classified and designated by the Board of Directors under the authority contained in the Charter.

        THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH: The undersigned Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Secretary as of this 4th day of November, 2005.

ATTEST:		TD WATERHOUSE FAMILY OF FUNDS, INC.
By	/s/ Marc Schuman Marc Schuman Secretary	By	/s/ Michele Teichner Michele Teichner Vice President